Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW SOURCE ENERGY PARTNERS REPORTS SECOND QUARTER 2013 RESULTS

OKLAHOMA CITY, August 14, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•	Average net daily production for the quarter ended June 30, 2013 was 3,523 Boe/d, impacted by flooding in June. For comparison purposes, average net daily production for July was 3,832 Boe/d.

•

The cash distribution for the second quarter of 2013 will be $0.55 per unit, or $2.20 per year on an annualized basis, which represents a 5% increase from the Partnership’s minimum quarterly distribution.

•	The coverage ratio for the second quarter of 2013 was 1.0x.

Second Quarter Results

Adjusted EBITDA was $6.0 million for the quarter ended June 30, 2013. Net income allocable to all units, which includes the common, subordinated, and general partner units, was $8.2 million, or $0.89 per basic and diluted unit for the quarter ended June 30, 2013. Net income for the second quarter of 2013 includes realized derivative gains of $6.2 million as commodity contract prices fell significantly on New Source’s longer-term contracts.

Distributable Cash Flow was $5.02 million for the quarter ended June 30, 2013. The coverage ratio for the quarter ended June 30, 2013 was 1.0x.

Revenues for the quarter ended June 30, 2013 totaled $10.6 million, while expenses from oil and natural gas operations were approximately $3.3 million including taxes.

Total crude oil production was 18,059 Bbls for the quarter ended June 30, 2013; an increase of 7.6% compared to 16,788 Bbls produced by the Partnership’s predecessors for the quarter ended June 30, 2012. Natural gas production was 658,792 Mcf for the quarter ended June 30, 2013, an increase of 20.3% compared to 547,623 Mcf for the quarter ended June 30, 2012. Natural gas liquids production was 192,740 Bbls for the quarter ended June 30, 2013, an increase of 6.3% compared to 181,242 Bbls for the quarter ended June 30, 2012. Production costs were $8.81 Per Boe for the quarter ended June 30, 2013, an increase of 33% compared to $6.62 Per Boe for the quarter ended June 30, 2012. The increases in production in the 2013 period were primarily due to acquisitions of oil and gas properties completed in 2013. The increase in production costs per Boe produced in the 2013 period were primarily attributable to a focus on workovers in 2013 to increase production from existing wells and higher production tax incentives received in the 2012 period.

“While our second quarter average net daily production was below our intended forecast due to the June flooding, we ended the quarter well and are continuing to see production increases resulting from our current drilling program. In short we are moving forward,” said Kristian Kos, President and Chief Executive Officer of New Source. “During the second quarter, we increased our borrowing base, raised our distribution per common unit, and added low-cost reserves to our portfolio. We continue to pursue sustainable growth for our unit holders.”

Cash Distributions

The Board of Directors of New Source’s general partner has declared a cash distribution for the second quarter 2013 of $0.55 per unit, or $2.20 per year on an annualized basis. This distribution corresponds to a 5% increase above the minimum quarterly distribution of $0.525 per unit, or $2.10 on an annualized basis, which was the rate used to calculate the distribution paid for the first quarter. The second quarter distribution will be paid on August 15, 2013 to all unit holders of record on August 1, 2013.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss New Source’s second quarter 2013 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer, and Richard D. Finley, Treasurer and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 418044. The replay will be available until August 21, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto New Source’s website at www.newsource.com in the Investors– Events section. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Use of Non-GAAP Financial Measures

New Source reports its financial results in accordance with generally accepted accounting principles in the United States, or GAAP. New Source also presents the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and coverage ratio. New Source defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, accretion expense, non-cash compensation expense and unrealized derivative gains and losses. New Source defines Distributable Cash Flow as net income plus depreciation, depletion and amortization, accretion, workover costs, non-recurring lease operating expenses, and acquisition related general and administrative costs minus unrealized gains and estimated maintenance capital expenditures. The workover costs and non-recurring lease operating expenses added back in determining Distributable Cash Flow are otherwise included within our deduction for maintenance capital expenditures. New Source adjusts its estimate of maintenance capital expenditures whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition, and makes such adjustment with respect to the quarter following the quarter during which the event giving rise to the adjustment occurs. New Source defines coverage ratio as the ratio of Distributable Cash Flow per outstanding unit (as of the end of the fiscal quarter) to cash distributions per outstanding unit with respect to the fiscal quarter.

New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. Reconciliations of Adjusted EBITDA and Distributable Cash Flow to net income, the most directly comparable GAAP measure, are included in this release. Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the most directly comparable GAAP financial measure, because they exclude some but not all items that affect the most directly comparable GAAP financial measure, net income. You should not consider Adjusted EBITDA, Distributable Cash Flow or coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, Distributable Cash Flow and coverage ratio may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

New Source Energy Partners L.P.—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com

New Source Energy Partners L.P.

Condensed Statements of Operations

(unaudited, in thousands, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
REVENUES
Oil sales	1,636	1,522	2,834	2,981
Natural gas sales	2,642	1,159	4,449	2,569
Natural gas liquids sales	6,371	5,475	12,726	12,636

Total revenues	$10,649	$8,156	$20,009	$18,186

OPERATING COSTS AND EXPENSES
Oil and natural gas production expenses	2,827	1,914	5,274	3,656
Oil and natural gas production taxes	486	306	1,439	651
General and administrative	1,246	4,126	10,100	8,452
Depreciation, depletion and amortization	3,577	3,700	6,772	7,643
Accretion expense	57	29	86	57

Total operating costs and expenses	8,193	10,075	23,671	20,459

Operating income (loss)	2,456	(1,919)	(3,662)	(2,273)
OTHER INCOME (EXPENSE)
Interest expense	(487)	(786)	(2,566)	(1,598)
Realized gain (loss) from derivatives, net	(120)	1,031	(341)	1,207
Unrealized gain from derivatives, net	6,302	6,466	1,197	7,205

Income before income taxes	8,151	4,792	(5,372)	4,541
Income tax benefit (expense)	—	(1,871)	12,126	(1,728)

Net income	$8,151	$2,921	$6,754	$2,813

ALLOCATION OF NET INCOME FOR THREE AND SIX MONTHS ENDED JUNE 30, 2013:
Net income			$6,754

Net income prior to purchase of properties from New Source Energy on February 13, 2013			$5,303

Net income subsequent to purchase of properties from New Source Energy on February 13, 2013			$1,451

Net income allocable to general partner from February 13, 2013 to June 30, 2013			$5

Net income allocable to subordinated units from February 13, 2013 to June 30, 2013			$49

Net income allocable to common units from February 13, 2013 to June 30, 2013			$1,397

Net income per common unit from February 13, 2013 to June 30, 2013			$0.22

Net income allocable to general partner for the three months ended June 30, 2013	$138

Net income allocable to subordinated units for the three months ended June 30, 2013	$1,968

Net income allocable to common units for the three months ended June 30, 2013	$6,045

Net income per common unit	$0.89

New Source Energy Partners L.P.

Reconciliation of Net Income (loss) to Adjusted EBITDA

(Unaudited in thousands)

	Three months ended June 30, 2013	Six months ended June 30, 2013
NET INCOME	$8,151	$6,754
Adjustments to reconcile net income to Adjusted EBITDA
Depreciation, depletion and amortization	3,577	6,772
Accretion expense	57	86
Interest expense	487	2,566
Unrealized gains from derivatives, net	(6,302)	(1,197)
Income tax benefit	—	(12,126)
Equity based compensation	—	7,738

Adjusted EBITDA	$5,970	$10,593

New Source Energy Partners L.P.

Reconciliation of Net Income to Distributable Cash Flow

(Unaudited in thousands, except per unit amounts)

Three Months ended June 30, 2013
Net Income	8,151
Add Back:
Depreciation, depletion and amortization	3,577
Accretion expense	57
Workover cost	808
Non recurring lease operating expenses	318
Acquisition related general and administrative expenses	461
Subtract:
Unrealized derivative gains, net	6,302

Subtotal	7,070
Estimated maintenance capital expenditure	2,050

Distributable Cash Flow	5,020

Units outstanding	9,134

Net Distributable Cash Flow per unit	$0.55

Distribution per unit	$0.55

Coverage Ratio	1.0

New Source Energy Partners L.P.

Condensed Balance Sheets

(unaudited, in thousands, except unit amounts)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash	$865	$—
Oil and natural gas sales receivable	7,067	5,621
Oil and natural gas sales receivable-related parties	150	42
Derivative assets	1,067	25

Total current assets	9,149	5,688

Property and equipment:
Oil and natural gas properties, at cost, using full cost method:
Proved oil and natural gas properties	245,016	202,795
Accumulated depreciation, depletion, and amortization	(119,144)	(112,372)

Total property and equipment, net	125,872	90,423

Prepaid drilling and completion costs	967	1,000
Loan fees, net	1,578	1,508
Deferred offering costs	—	1,315
Derivative assets	1,393	—

Total assets	$138,959	$99,934

LIABILITIES, PARENT NET INVESTMENT AND PARTNERS’ CAPITAL:
Current liabilities:
Accounts payable	$6	$—
Accounts payable-related parties	3,514	1,564
Accrued liabilities	129	259
Accrued income taxes	—	103
Derivative obligations	58	47

Total current liabilities	3,707	1,973

Long-term related party payables	358	345
Credit facility	48,000	68,000
Derivative obligations	—	107
Asset retirement obligation	2,950	1,510
Deferred tax liability	—	12,024

Total liabilities	55,015	83,959

Commitments and contingencies
Parent net investment	—	15,975
Partners’ capital:
Common units (6,773,500 units outstanding at June 30, 2013)	104,132	—
Subordinated units (2,205,000 units outstanding at June 30, 2013)	(18,903)	—
General partner’s capital (155,102 units outstanding at June 30, 2013)	(1,285)	—

Total partners’ capital	83,944	15,975

Total liabilities, parent net investment and partners’ capital	$138,959	$99,934